EXHIBIT 99.1

             Magnetek Negotiates $3.6-Million Tax Refund,
                      Fully Reserves Tax Benefits

    LOS ANGELES--(BUSINESS WIRE)--Aug. 16, 2004--Magnetek, Inc. (NYSE:MAG) has finalized negotiations with the U.S. Department of Justice and Internal Revenue Service regarding certain proposed adjustments to tax returns filed prior to 1999. As a result, the Company expects to receive a cash refund of taxes previously paid, including interest thereon, of approximately $3.6 million in the current quarter.
    Magnetek has also completed an evaluation of the net U.S. deferred tax assets included on its balance sheet as of June 30, 2004. Based on this review, in accordance with FASB 109, a non-cash income tax expense of $5.1 million, equivalent to $.18 per share, has been recorded which increases the valuation reserves against U.S. net deferred tax assets to 100%. The Company now has approximately $50 million in tax benefits fully available to offset U.S. income taxes in fiscal 2005 and future periods.
    Excluding the effect of this non-cash item, Magnetek expects to report earnings in line with the current consensus estimate of $.04 per share for the fourth quarter of fiscal 2004, which ended on June 30.
    The Company will announce the results of its 2004 fiscal year on Thursday, August 19 prior to commencement of trading on the New York Stock Exchange. After the announcement at 11 a.m., Magnetek management will conduct a conference call to discuss the results and the outlook for fiscal 2005. The conference call will be carried live on Magnetek's website: www.magnetek.com. A replay of the call will be available through August 27 by phoning 617-801-6888 (passcode:
4646709).
    Magnetek, Inc. manufactures power control products and systems used in communications, information technology, industrial automation, consumer products, transportation, alternative energy, and other applications requiring highly reliable, precise, energy-efficient power. The Company reported sales of $202 million for its 2003 fiscal year ended June 30, 2003, and expects to report a revenue increase of approximately 20% for fiscal 2004.
    This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for the first quarter and fiscal year ending June 30, 2005. These forward-looking statements are based on the Company's expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These risks and uncertainties include unanticipated financial results of operations, audit-related findings and their effect on the Company's expected financial results, lack of certainty as to when and how market recoveries may manifest themselves and the actual effect such recoveries will have on the Company. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

    CONTACT: Magnetek
             Robert Murray, 310-689-1610
             bmurray@magnetek.com